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EXHIBIT 10.3

CAPITAL ASSURANCE AND LIQUIDITY MAINTENANCE AGREEMENT

        This Capital Assurance and Liquidity Maintenance Agreement ("Agreement") is entered into, and is effective as of, the 28th day of August, 2003, by and between World Financial Network National Bank, Gahanna, Ohio ("Bank") and Alliance Data Systems Corporation ("ADS" or "Parent"), a Delaware corporation.

RECITALS

        A.    The Office of the Comptroller of the Currency ("OCC"), on the 8th day of August, 2003, has conditionally approved the Bank's application to purchase certain of the assets of Granite National Bank, Bowling Green, Ohio ("Application"); and

        B.    The Parent is the sole stockholder of Bank; and

        C.    In consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged by both parties, the Bank and the Parent hereby enter into this Agreement setting forth the Parent's obligations to provide to the Bank necessary capital and liquidity support, in order to ensure that the Bank continues to operate safely and soundly and in accordance with all applicable rules, regulations and conditions imposed in connection with the granting of the Application; and

        D.    For purposes of the OCC's regulations under 12 C.F.R. Part 6, this Agreement shall not be deemed to have been issued by the OCC, and shall not prevent the Bank from being deemed "well capitalized" pursuant to the OCC's regulatory authority under 12 C.F.R. Part 6; and

        E.    In consideration of the mutual covenants and conditions contained herein, the parties to this Agreement hereby agree as follows:

ARTICLES

        1.    CAPITAL ASSURANCES.

        A.    Initial and Ongoing Capital Requirements.    In accordance with conditions imposed in connection with the granting of the Application and the terms of the Operating Agreement entered into by and between the Bank and the OCC on August 28, 2003 (the "Operating Agreement"), the Bank is required to maintain, at a minimum, capital in the aggregate amount of: (i) the minimum capital required pursuant to 12 C.F.R. Part 3, Appendix A; or, if the Liquidity Reserve Deposit ("LRD") Account provided for in the Agreement is required to be funded, (ii) the minimum capital required pursuant to 12 C.F.R. Part 3, Appendix A plus the amount in the LRD Account (hereinafter, "Minimum Capital Requirements").

        B.    Bank's Obligation to Seek Parent's Assistance.    The Bank agrees that if it becomes necessary for it to secure capital infusions so as to remain in compliance with the Minimum Capital Requirements the Bank shall promptly notify and request the Parent to make such capital contributions.

        C.    Capital Infusions from Parent.    Parent hereby agrees to make such capital infusions as may be requested by Bank from time to time to ensure the Bank remains in compliance with its Minimum Capital Requirements. If at any time, the Bank's capital level falls below the Minimum Capital Requirements, the Parent agrees it will, at the request of the Bank contribute sufficient additional capital in a form acceptable to the Bank, subject to the OCC's right to raise a supervisory objection, so as to return the Bank's capital ratios to the Minimum Capital Requirements. Such capital contribution will be: (i) made not later than ten (10) business days after receiving notification of the capital deficiency and request from the Bank or the OCC; (ii) in the form of cash, or if appropriate, other acceptable assets; and (iii) accounted for pursuant to Generally Accepted Accounting Principles ("GAAP").

        2.    LIQUIDITY MAINTENANCE.

        A.    Ongoing Liquidity Maintenance.    In accordance with conditions imposed in connection with the granting of the Application the Agreement requires the Bank to maintain a minimum level of liquidity to meet the Bank's ongoing liquidity needs. The Bank agrees that if it becomes necessary for it to secure financial assistance so as to meet its ongoing liquidity needs, the Bank shall promptly notify and request the Parent to provide such financial support. If the Bank experiences ongoing liquidity needs that it cannot satisfy, the Parent agrees that within three (3) business days, or sooner if circumstances warrant, of receiving notification from the Bank or the OCC regarding these liquidity needs, the Parent will provide the Bank with financial support, in such amount as required of the Bank under the terms of the Operating Agreement, form, as required of the Bank under the terms of the Operating Agreement and duration as may be necessary for the Bank to meet its ongoing liquidity obligations.

        B.    Liquidity Reserve Deposit Account Maintenance.    In accordance with conditions imposed in connection with the granting of the Application the Agreement requires the Bank to establish and fund a Liquidity Reserve Deposit Account ("LRD Account") upon the occurrence of one or more Liquidity Triggering Events. The Bank agrees that if it becomes necessary for it to secure financial assistance so as to meet its LRD Account needs, the Bank shall promptly notify and request the Parent to provide such financial support. If the Bank experiences ongoing LRD Account needs that it cannot satisfy, the Parent agrees that within three (3) business days, or sooner if circumstances warrant, of receiving notification from the Bank or the OCC regarding these LRD Account needs, the Parent will provide the Bank with financial support, in such amount as required of the Bank under the terms as required of the Bank under the terms of the Operating Agreement, form as required of the Bank under the terms of Operating Agreement, and duration as may be necessary for the Bank to meet its LRD Account obligations.

        C.    Maintenance of Marketable Assets to Cover Brokered Deposits.    In accordance with conditions imposed in connection with the granting of the Application the Agreement requires the Bank to at all times maintain sufficient marketable assets to cover 100% of the Bank's brokered deposits that will mature in the ensuing six (6) months. The Bank agrees that if it becomes necessary for it to secure financial assistance so as to maintain marketable assets to meet its brokered deposit needs, the Bank shall promptly notify and request the Parent to provide financial support. If the Bank experiences ongoing marketable asset needs to cover its brokered deposits that it cannot satisfy, the Parent agrees that within three (3) business days, or sooner if circumstances warrant, of receiving notification from the Bank or the OCC regarding these marketable asset needs, the Parent will provide the Bank with financial support, in such amount as required of the Bank under the terms of the Operating Agreement, form as required of the Bank under the terms of the Operating Agreement, and duration as may be necessary for the Bank to meet its marketable asset needs.

        D.    Maintenance of Line of Credit.    In accordance with conditions imposed in connection with the granting of the Application the Agreement requires the Bank to at all times maintain a line of credit from ADS or a successor parent company in an amount not less than One Hundred Million Dollars ($100,000,000). The Parent agrees to provide the Bank with such line of credit.

        3.    TERM AND TERMINATION OF AGREEMENT.    The term of this Agreement shall commence on the 28th day of August 2003 ("Effective Date") and will continue unless terminated by mutual agreement of the Bank and the Parent. The Bank reserves the right to seek the OCC's supervisory non-objection in writing prior to termination of this Agreement.

        4.    MODIFICATION OR AMENDMENT OF AGREEMENT.    This Agreement may be modified or amended only by the mutual written consent of both parties. The Bank reserves the right to seek the OCC's supervisory non-objection in writing prior to modifying or amending this Agreement.

        5.    ASSIGNABILITY OF AGREEMENT.    This Agreement shall not be assigned, except that either party may assign its rights and obligations under this Agreement without the approval of the other party to an entity which acquires all or substantially all of the assets of the assigning party or to any successor in a merger or acquisition of the assigning party.

        6.    SUCCESSORS IN INTEREST.    This Agreement shall remain in full force and effect against any successors in interest to the Bank or the Parent.

        7.    NOTICES.    All notices or other communications required hereunder shall be in writing and shall be made by facsimile transmission, with a copy sent by certified mail, return receipt requested, to the following persons, addressed as follows:

        if to the Parent, to:

      Alliance Data Systems Corporation
      17655 Waterview Parkway
      Dallas, Texas 75252
      Facsimile: (972-348-5150
      Attn: Alan M. Utay, General Counsel

        if to the Bank, to:

      World Financial Network National Bank
      800 Tech Center Drive
      Gahanna, Ohio 43230
      Facsimile: (614) 729-4899
      Attn: Daniel T. Groomes, President

Such notice or communication shall be deemed to have been given or made as of the date that the notice or communication was delivered to the certified mail carrier.

        8.    ENTIRE AGREEMENT.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter at issue, and all prior agreements, arrangements, and negotiations between the parties, whether oral or written, with respect to this Agreement are deemed to be merged herein.

        9.    GOVERNING LAW.    To the extent that Federal law does not control, this Agreement shall be governed, construed and controlled by the laws of Texas.

        10.    SEVERABILITY.    If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect will be given to the intent manifested by the portion held invalid or inoperative.

        11.    CONFIDENTIALITY.    The Parent and the Bank understand and agree that the terms of this Agreement are proprietary and confidential information and both parties further agree that they shall not disclose such information to any other person or entity without obtaining the other party's prior written consent, except (i) for disclosure to the OCC or (ii) any other disclosure required by applicable law or regulation.

        IN WITNESS WHEREOF, the parties have executed this Agreement.

Alliance Data Systems Corporation
By:	/s/ J. MICHAEL PARKS J. Michael Parks Its: Chairman & CEO
World Financial Network National Bank
By:	/s/ DANIEL T. GROOMES Daniel T. Groomes Its: President

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  EXHIBIT 10.3